EXHIBIT 4.2

December 31, 2003

Brookfield Homes Corporation
12865 Pointe Del Mar, Suite 200
Del Mar, CA 92014

Dear Sirs:

The following terms will highlight the conditions under which Brookfield Homes Corporation may from time to time deposit funds with Trilon International Inc.

DEPOSIT ENTITY:	Trilon International Inc. will open appropriate accounts for Brookfield Homes Corporation to receive funds.

CURRENCY:	Deposits will be made in United States dollars.

MATURITY DATE:	This will be a demand deposit facility.

INTEREST RATES:	Deposit amounts will earn interest as follows:
3 Month Libor + 50 basis points

DEPOSITS:	Notice of any deposit amounts should be made One business day prior to deposit.

WITHDRAWAL OF FUNDS:	Brookfield Homes Corporation will notify Trilon International Inc. of deposit withdraws in accordance with the following notice timelines:
▶ USD10 million or greater: One business day prior to withdrawal of funds.
▶ Less than USD10 million: Notice must be received by 10am EST on the day of withdrawal.

For your information enclosed is a copy of our most recent audited financial statements.

Yours very truly,

Trilon International Inc.

/s/ GEORGE GLEADALL George Gleadall

/s/ ANDRE PROCOPE Andre Procope

Agreed and Accepted

Brookfield Homes Corporation

/s/ IAN G. COCKWELL

Ian G. Cockwell

/s/ PAUL G. KERRIGAN

Paul G. Kerrigan